EXHIBIT 10.10

AMENDMENT TO STOCK PURCHASE AGREEMENT

This Amendment (“Amendment”) to Stock Purchase Agreement is made and entered into on August 1, 2006 by and between Edgetech International, Inc., a Nevada corporation (the “Company”) and The Silverman & Minahan Group, LLC,  a Florida limited liability company (“SMG”).

W I T N E S S E T H:

WHEREAS, the Company and SMG previously entered into a stock purchase agreement dated as of April 20, 2006 (“Agreement”) pursuant to which SMG agreed to purchase from the Company $3,000,000 of the Company’s restricted common stock from time to time within three and one half months from the date of the Agreement at a price per share on each closing date to be based on the opening bid price on such date, less a twenty five percent discount; and

WHEREAS, through the date hereof, the parties hereto agree that SMG and certain SMG designees have purchased $535,000 of such shares in accordance with the pricing provisions described above and in the Agreement; and

WHEREAS, the parties hereto mutually desire to amend the Agreement as provided for herein;

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which is acknowledged by each of the parties hereto, the parties hereto, intending to be legally bound, agree as follows:

1.

The purchase time period provided for in Schedule A of the Agreement is hereby modified to provide for an additional sixty days from the date of this Amendment.

2.

The Company hereby ratifies and approves SMG’s designee authority under the Agreement subject to the Company’s sole discretion and approval as to any designee.

All of the other terms and conditions of the Agreement remain in full force and effect.

COMPANY:		SMG:

EDGETECH INTERNATIONAL, INC.		THE SILVERMAN & MINAHAN GROUP, LLC

By:	/s/ LEV PARNAS	By:	/s/ DAN MINAHAN
	Lev Parnas, CEO		Dan Minahan, Managing Member